Exhibit 10.58

[COMPANY LOGO]

ROCKET FUEL LIMITED

AND

DAVID GOSEN

EMPLOYMENT AGREEMENT

This Agreement is between:
Rocket Fuel Limited of 34 Bow Street, London, WC2E 7AU (the " Employer"); and
David Gosen of [address] ("you") .

1	Starting employment

1.1	Your employment under this Agreement will start on 3 June 2016, subject to the conditions set out in the offer letter dated 5 May 2016 being satisfied.

1.2	You warrant that you are not bound by any obligations that restrict you from starting employment or from carrying out any of your duties under this Agreement.

2	Job title and duties

2.1	Your job title will be SVP/Managing Director International at Rocket Fuel Limited and you shall report to the CEO.

2.2	You must carry out any duty consistent with your job title that we may assign to you and comply with any reasonable instruction that we give you.

2.3	During your employment, you must:

(a)	use your best endeavours to promote, protect, develop and further our business and the business of any Group Company;

(b)	unless prevented by incapacity, devote the whole of your time, attention and abilities to our business;

(c)	diligently exercise such powers and perform any duties that the Board may assign to you;

(d)	comply with all reasonable and lawful directions that the Board may give you;

(e)	ensure that you maintain the highest standards of conduct at all times and conduct your personal and working life in a way that does not damage or risk damaging our reputation;

(f)	familiarise yourself and comply with any policies, procedures and rules that we may issue from time to time;

(g)	report your own wrongdoing and any wrongdoing or prospective wrongdoing of any other employee or director of ours or of any Group Company to the Board immediately on becoming aware of it;

(h)
promptly disclose to the Board any information which comes into your possession which may materially adversely affect our interests, including any information about another employee's plans to compete with us;

(i)	not exceed the limits of any authority that the Board gives you from time to time; and

(j)	not commit us to any expenditure or obligations of an unusually onerous or exceptional nature without the prior consent of the CEO.

2.4	We may require you to carry out work for or assign your employment to any Group Company at any time.

3	Holding office(s)

3.1
Without additional remuneration, you shall accept and hold for such period(s) as specified by the Board, any office(s) including any post(s) as director, company secretary, trustee, nominee and/or representative of the Employer and/or any Group Company. Your basic salary is inclusive of any fees due to you from us or any Group Company as an officer of the Employer or any Group Company .

3.2	While you hold the office of director of the Employer or of any Group Company you must:

(a)	comply with all duties, responsibilities and obligations (whether statutory, fiduciary or common law) as a director of the Employer and any relevant Group Company ;

(b)	not do anything that would cause you to be disqualified from acting as a director, either by law or under our, or any relevant Group Company's constitution .

3.3	On termination of your employment, for any reason, you will, without compensation or payment:

(a)
resign with immediate effect as a director of the Employer and of any Group Company and from any other position which you may hold as a director or a trustee for reasons connected with your employment; and

(b)	transfer to us or as we direct any shares or other securities held by you as a nominee or trustee for the Employer or any Group Company and deliver to the Employer the related certificates .

3.4
You irrevocably appoint such person as the Board may nominate to be your attorney with power in your name and on your behalf to execute any documents and do anything necessary to give effect to any such requirement to resign or to transfer shares or securities .

4	Working hours

4.1
Your core working hours are from 9.00 a.m. to 6.00 p.m. Monday to Friday. You may be required to work additional hours whenever this is reasonably necessary to carry out your duties properly. This has already been taken into account in determining your salary and benefits and you will not be entitled to extra pay if you work additional hours.

4.2
You agree that you may work for more than an average of 48 hours a week unless you notify us in writing at the time of signing this Agreement that you do not wish to do so. If you change your mind about the agreement to work for more than an average of 48 hours a week, you must give us three months' notice in writing .

5	Place of work

5.1	Your normal place of work will be our premises at 34 Bow Street, London WC2 E7AU.

5.2	Where we have reasonable grounds for doing so, we may change your normal place of work to any other location within the UK on giving you reasonable advance notice.

5.3	As part of your duties, we may require you

(a)	to travel both within the UK and overseas; and

(b)	to work temporarily at any location within the UK or overseas, including the premises of any Group Company and of our clients.

6	Salary and expenses

6.1	Your basic salary will be £250,000 per year.

6.2	We will pay your salary monthly on or around the last working day of each month in respect of the whole calendar month by transfer into a UK bank account of your choice.

6.3
We normally review salaries every year. However, there is no right to a review or to an increase and any increase is discretionary. We will not pay any increase if either party has given the other notice of termination of employment before that increase takes effect.

6.4
We will reimburse all reasonable business expenses as long as they are supported by receipts and reasonably incurred by you in the proper performance of your duties in accordance with our current expenses policy.

6.5	Any payments due from you to us (or to a Group Company) may be deducted from your salary and from any other money due to you from us (or from a Group Company) .

7	Bonus

7.1
You will be eligible to be considered for award of a discretionary annual bonus of up to 50% of your base salary per annum. Whether a bonus is awarded, the amount (if any) of bonus awarded and the conditions and for and timing of payment will be determined at our discretion on whatever basis and after taking account of whatever factors we consider appropriate . Subject to Clauses 7.5 and 14.4, you shall be entitled to a minimum guaranteed bonus of £36,250 in respect of the period of your employment from your start date to 31 December 2016.

7.2	Award of a bonus in one year will not give you any right to be awarded a bonus in any subsequent year.

7.3	Payments made in respect of bonus will not be consolidated into base salary, nor will they count towards any remuneration-related benefits such as pension entitlement or life assurance.

7.4
If your employment is terminated by the Employer for any reason except in the circumstances set out in Clauses 7.5 and 14.4 respectively, you shall remain eligible to be awarded or, where an award has been made, paid a pro-rata bonus.

7.5	You shall not be eligible to be awarded or where an award has been made, paid a bonus (pro rata or otherwise) if:

(a)	You are subject to disciplinary procedures; or

(b)	You have terminated your employment or you are under notice of termination (given by you).
If you have been notified that you are under investigation in accordance with our disciplinary procedure, then your eligibility to be considered for a discretionary bonus will be postponed pending the conclusion of any such investigation and any subsequent disciplinary hearing.

8	Benefits

8.1	Subject to clauses 8.2 to 8.5 below:

(a)	you shall be entitled to participate in such of the following schemes as the Employer may operate from time to time:

(i)	the life assurance scheme;

(ii)	the business travel insurance scheme; and

(iii)	the group income protection scheme.

(b)	You may elect (as part of the flexible benefits package) to participate in such of the following schemes as the Employer may operate from time to time:

(i)	the private medical insurance scheme;

(ii)	the dental insurance scheme.

8.2	Participation and entitlement to benefits under any of the Schemes is subject to:

(a)	the terms of the relevant Scheme as amended from time to time;

(b)	the rules or policies as amended from time to time of the relevant Scheme provider;

(c)	acceptance by the relevant Scheme provider; and

(d)	satisfaction of the normal underwriting requirements of the relevant Scheme provider and the premium being at a rate which the Employer considers reasonable.

8.3
The Employer shall only be obliged to make any payment under any Scheme where it has received payment from the relevant Scheme provider for that purpose. If a Scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant Scheme or otherwise, the Employer shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.

8.4
The Employer, in its absolute discretion, reserves the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of cover provided under any Scheme) at any time on reasonable notice to you.

8.5
You agree that the Employer shall be under no obligation to continue this Agreement and your employment so that you continue to receive benefits under this Agreement. In particular, you agree that the Employer may terminate your employment notwithstanding any rights which you may have to participate in and/or obtain benefits under any group income protection scheme which the Employer operates from time to time. You agree that you shall have no entitlement to compensation or otherwise from the Employer and/or any Group Company for the loss of any such entitlements and/or benefits.

9	Pension

9.1
Following the 3 month mandatory waiting period after starting your employment, you will be enrolled in our Group Personal Pension Scheme (the Scheme) as long as you meet statutory enrolment criteria. In these circumstances we will make employer contributions to the Scheme in respect of you. Our contributions will be 6% of your base salary. Further details (including details of the enrolment criteria) are available from Human Resources.

10	Share Option Scheme

10.1
Following your start date and as set out in the Employer's stock options letter to you dated 3 May 2016, Rocket Fuel Inc proposes to grant you stock options over 100,000 shares of Rocket Fuel Inc's common stock subject to approval of the grant by the compensation committee of the board of directors of Rocket Fuel Inc. The terms of your employment shall not be affected in any way by your participation or entitlement to participate in any share option scheme. Such schemes shall not form part of the terms of your employment (express or implied).

10.2
In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes referred to in clause 10.1 or any impact upon participation such termination may have.

10.3	This clause 10 does not in any way indicate any right or entitlement to participate in any such schemes.

11	Holidays

11.1	Our holiday year runs from 1 January to 31 December.

11.2	In addition to public holidays, you will be entitled to 25 days' paid holiday in each complete holiday year.

11.3	If you start employment part way through a holiday year, your entitlement to holiday will be calculated on a pro rata basis. Any part day's holiday will be rounded up to the nearest whole day.

11.4
Your entitlement to holiday will accrue on a daily basis and, subject to obtaining approval, may be taken before it has accrued (although you cannot take holiday entitlement from any following holiday year).

11.5
Your entitlement to holiday (including public holidays) is inclusive of your entitlement to statutory annual holiday and additional statutory annual holiday. In any holiday year your entitlement to holiday (including public holidays) will be taken in the following order: statutory annual holiday followed by additional statutory annual holiday followed by non-statutory holiday.

11.6	You may only take holiday at times that we have approved . You should always give reasonable advance notice of any proposed holiday dates.

11.7
You may carry forward a maximum of 2 days' holiday from one holiday year to the next with the prior written consent of the CEO. Any holiday carried forward must be taken by the end of April in the next holiday year.

11.8	If we or you have given the other notice of termination of employment, we may require you to use any remaining holiday entitlement during the notice period.

11.9
If your employment terminates part way through a holiday year we will pay you 1/260 of your salary for each day's holiday which has accrued for that holiday year but not been taken. If you have exceeded your accrued entitlement, you must repay the appropriate sum (adopting the same calculation set out above) . We may deduct any repayment from any sums due to you.

12	Directors' & officers' liability insurance
We will maintain Directors' and Officers' Liability insurance for you in respect of those liabilities which you may incur as a director or officer of the Employer or any Group Company. The risks covered and time limitations are subject to the terms of the policy as amended from time to time. A copy of the policy is available from the Company Secretary.

13	Sickness Absence

13.1
If you are unable to perform your duties due to sickness or injury, you must report this on the first working day of such sickness or injury to the Board, indicating so far as practicable the date on which you expect to return to work. You shall keep us informed and provide it with such certification of your condition as it may require and comply with any sickness policy of the Employer from time to time.

13.2	If at any time in the reasonable opinion of the Board you are unable to perform all or part of your duties due to sickness or injury, you will at the request and expense of the Employer:

(a)	consent to an examination by a doctor nominated by us; and

(b)	authorise the doctor to disclose to and discuss with us, his or her report (including copies) of the examination and your fitness for work .

13.3	The Employer is entitled to rely on the reasonable opinion of any doctor engaged to examine you under clause 13.2 as to your fitness for work.

13.4
Subject to your compliance with clauses 13.1 and 13.2 above, you will be entitled to your salary (pursuant to clause 6.1) and, subject to the rules of any applicable scheme, any contractual benefits for a total of 10 days absence in any period of 12 consecutive months and after that such remuneration or benefits (if any) as the Board may in its absolute discretion determine from time to time. Any payment made to you under this clause is inclusive of your entitlement (if any) to statutory sick pay (for which your qualifying days are Monday to Friday).

13.5
Where your absence(s) exceed(s) 10 days in any period of 12 consecutive months, you shall have no entitlement to any remuneration or benefits pursuant to clause 13.4 (whether or not the Board has exercised its discretion to provide any additional remuneration or benefits for any absence( s) in excess of the 10 days referred to in that clause) until you have returned to work and remained at work for a continuous period of 4 weeks.

14	Termination of employment

14.1	Either party may terminate your employment by giving the other not less than six months' notice in writing.

14.2
Instead of requiring you to work during your notice period (or any remaining part of it), we may at our discretion choose to terminate your employment immediately and, in lieu of any entitlement to notice, pay you a sum equivalent to the basic salary (subject to such deductions for tax and national insurance contributions as may be required) that you would have been paid during your notice period (or the remaining part of it).

14.3
We may at any time during your notice period require you to remain away from our premises; to work from home; to carry out special projects outside the normal scope of your duties; not to contact clients or suppliers; not to contact any other employee without our permission and not to carry out some or all of your normal duties. We may appoint another person to carry out any of your duties at such times. If we exercise this right, you will receive the salary and benefits to which you are entitled and you must:

(a)	continue to comply with your implied duties, including those of good faith and fidelity; and

(b)	continue to comply with the express duties set out in this Agreement, except those from which we explicitly release you.

14.4	We may terminate your employment immediately without notice or payment in lieu of notice or provision of benefits in appropriate circumstances, including but not limited to, if:

(a)	you commit any serious or repeated breach or non-observance of this Agreement or refuse or neglect to comply with any reasonable and lawful directions of ours, any Group Company, or the Board;

(b)	we reasonably consider that you are guilty of gross misconduct;

(c)	we reasonably consider that you have materially damaged or risk materially damaging your own or our reputation;

(d)	you resign from office as a director of the Employer or of a Group Company without good cause;

(e)	you are in breach of any warranty given in this Agreement;

(f)	you become prohibited by law from being a director, whether or not you are a director of the Employer or any Group Company at the time;

(g)	you become bankrupt or make any arrangement or composition with or for the benefit of your creditors generally; or

(h)	you are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).

15	Return of property and passwords

15.1	Upon termination of your employment you must:

(a)
immediately return all items of our property which you have in your possession in connection with your employment (including any keys, security pass, mobile phone, computer, disks, tapes, memory sticks, business cards, credit cards, documents or copies of documents); and

(b)
if you have any document or information belonging to us on a personal computer (which is not to be returned under the above provisions), forward a copy to us and then irretrievably delete the document or information. You will permit us to inspect any such computer on request to ensure such steps have been taken.

15.2	If asked to do so, you must inform us of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

15.3
We may withhold payment of your final salary or any other payment due or outstanding upon termination of your employment until you have fully complied with your obligations to return property and reveal passwords.

16	Grievances, disciplinary issues and suspension

16.1	If you have a grievance relating to your employment , you should raise this in the first instance with the CEO.

16.2	We have a Disciplinary procedure which includes:

(a)	the disciplinary rules applicable to you; and

(b)	an appeal procedure designed to apply where you are dissatisfied with any disciplinary decision relating to you. Such an appeal should be made to the CEO.

16.3	We may suspend you for however long we consider appropriate to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. We may attach conditions to any such suspension. You must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work.

16.4
The Grievance and Disciplinary Procedures are policy documents and neither forms part of your terms and conditions of employment and accordingly we may change them from time to time or decide not to follow them. Copies are available from Human Resources.

17	Outside employment and interests
During your employment you must not, without our written permission, hold office in, be employed by, be engaged in or by, or have any direct or indirect interest in, any other business or organisation (other than as a shareholder of up to 3% of its issued shares for the purposes of investment only).

18	Dealing in shares and other securities
You must comply with, and use your best endeavours to ensure that relevant members of your family comply with, our policy on dealing in shares and other securities of the Employer or any Group Company, a copy of which is available from the Company Secretary.

19	Confidentiality

19.1
During and after your employment , you must not (unless required to do so by law, protected in doing so by a statutory right of protected disclosure or doing so in properly performing your duties under this Agreement) :

(a)	use any trade secrets or Confidential Information for any purposes other than ours; or

(b)	disclose any trade secrets or Confidential Information to any person.

20	Data Protection

20.1
The Employer and any Group Company shall process your personal data (including, where necessary, sensitive personal data, such terms being defined in the Data Protection Act 1998) in their paper-based and computerised systems. You consent to the processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

(a)	salary, benefits and pensions administration and employee management;

(b)	health administration and for the purposes of health insurance/benefits ;

(c)	training and appraisal, including performance records and disciplinary records;

(d)	equal opportunities monitoring;

(e)
any potential change of control of the Employer and/or Group Company, or any potential transfer of employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006. In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors;

(f)	promoting or marketing of the Employer and/or any Group Company and/or its or their products or services;

(g)	compliance with applicable procedures, laws and regulations; and/or

(h)	any other reasonable purposes in connection with your employment about which you shall be notified from time to time.

20.2
You acknowledge and accept that in order to fulfil the purposes set out above, it may be necessary to pass your personal data (or sensitive personal data, as appropriate) to regulatory bodies, government agencies and other third parties as required by law or for administration purposes.

20.3
You acknowledge and accept that the Employer and/or any Group Company may monitor electronic correspondence (including email, voice and text messages) which you receive at work and/or on Employer systems and/or property provided to you by the Employer and/or any Group Company for the purposes of your work in order to ensure the integrity of its information technology or to prevent or detect criminal behaviour or behaviour which contravenes employment legislation and/or other Employer and/or Group Company policies.

20.4
You agree to use all reasonable endeavours to keep us informed of any changes to your personal data or sensitive personal data and to comply with all relevant data protection legislation. This includes telling us of any changes in your home address and other contact details.

21	Intellectual property

21.1	You agree that, because of the nature of your duties and responsibilities, you are under a special obligation to further our interests.

21.2	You:

(a)	agree that all Works and any Inventions (including all Intellectual Property Rights in the Works and Inventions) belong to us from the date of creation;

(b)
(to the extent that they do not vest automatically) hereby assign to us with full title guarantee and free from all encumbrances (and in the case of copyright by way of a present assignment of future copyright) all Intellectual Property Rights in the Works and in any Inventions;

(c)
undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that all such Intellectual Property Rights belong to or are assigned to us and to assist us in protecting or maintaining them (although we will not be obliged to do so);

(d)	will promptly disclose in writing and deliver any Inventions to us and will not disclose any Inventions to anyone else without our prior consent; and

(e)	(both during and after the termination of your employment) will give any information, explanations or demonstrations reasonably requested of you to enable us to make use of any Works or Inventions.

21.3
You undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that any domain names registered in your name during the course of or in connection with your employment by us are assigned to us (although we will not be obliged to maintain any registrations) .

21.4	If any moral right or analogous right arises in respect of any Work you:

(a)	hereby waive and agree not to assert (save as directed by us) such rights; and

(b)	will ensure that all applicable consents have been obtained to entitle us to make the fullest use of such rights without restriction or further payment.

21.5
You consent to our doing any act, which would, in the absence of such consent, infringe your rights in performance under Part II of the Copyright, Designs and Patents Act 1988 or any similar legislation in the world (such as recording a presentation or workshop given by you).

21.6
You irrevocably appoint such director as the Board may nominate to be your attorney and in your name and on your behalf to execute any documents and do any acts necessary to ensure that you comply with your obligations under this clause.

22	Health and safety

22.1	In accordance with health and safety legislation, you must:

(a)	take reasonable care for the health and safety of yourself and other persons who may be affected by your acts or omissions;

(b)
co-operate with us to enable us to ensure so far as is reasonably practicable the health, safety and welfare at work of all our employees and to comply with any other duties or requirements relating to health and safety; and

(c)	not interfere with or misuse anything provided by us in the interests of health, safety or welfare.

23	Restrictions after employment

23.1	In this clause, in addition to the definitions contained in the Agreement:
"Client" means any Person who at any time during the period of 12 months immediately before the Termination Date was a client of ours or any Relevant Group Company :

(a)	with whom you had material dealings or for whom you had responsibility on behalf of us or any Relevant Group Company at any time during that period; or

(b)	in respect of whom you obtained or otherwise received Confidential Information;
"Directly or Indirectly" means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person;
"Key Person" means any individual

(a)
who at any time during the period of 12 months immediately before the Termination Date was engaged or employed as an employee, director or consultant by us or any Relevant Group Company (other than an individual in business on his/her own account providing professional independent advisory services to us or any Relevant Group Company);

(b)	with whom you worked to a material extent or for whom you had managerial responsibility at any time during that period; and

(c)	who was employed or engaged during that period in a senior, financial, managerial, technical, sales, professional or equivalent capacity;
"Materially Involved" means Directly or Indirectly employed or engaged by or interested in, other than as a shareholder of up to 3% of the issued shares of any company listed on any recognised investment exchange for the purposes of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000;

"Person" means individual, firm, company, association , corporation or other organisation however constituted;
"Prospective Client" means any Person who at any time during the period of 6 months immediately before the Termination Date had Relevant Discussions in which you were materially involved, for which you had responsibilities or about which you obtained or otherwise received Confidential Information;
"Relevant Discussions" mean any discussion, pitch, tender, presentation, negotiation or invitation to enter into or participate in any discussion, pitch, tender, presentation or negotiation, with us or any Relevant Group Company, with a view to receiving products or services from us or any Relevant Group Company;
"Relevant Group Company" means any Group Company for which you carried out work or had responsibility in the period of 12 months immediately prior to the Termination Date;
"Restricted Products or Services" means any products or services which compete with or are of the same or similar kind as any products or services:

(c)	provided by us or any Relevant Group Company in the ordinary course of our or their business during the period of 12 months immediately before the Termination Date; and

(d)	in respect of which you were directly concerned, were materially involved or had responsibility during your employment by us; or

(e)	about which you obtained or otherwise received Confidential Information;
"Supplier" means any Person:

(1)	who at any time during the period of 12 months immediately before the Termination Date provided products or services to us or any Relevant Group Company; and

(2)	with whom you had material dealings or for whom you had responsibility on behalf of us or any Relevant Group Company at any time during that period; or
(c) in respect of whom you obtained or otherwise received Confidential Information;
"Termination Date" means the date of termination of your employment with us.

23.2
In order to protect our and any Relevant Group Company's confidential information, trade secrets, goodwill, client base, potential client base, supplier base, other business connections and stable workforce, you agree to be bound by the restrictions set out below.

23.3	For the periods set out below immediately following the Termination Date you will not either Directly or Indirectly:

(a)	for 6 months in competition with us or any Relevant Group Company provide, or be Materially Involved with any Person providing, Restricted Products or Services;

(b)	for 6 months encourage or try to encourage any Client or any Prospective Client either not to give custom or to take custom away from us or any Relevant Group Company;

(c)	for 6 months in competition with us or any Relevant Group Company either:

(i)	solicit or try to solicit the custom of any Client or any Prospective Client with a view to supplying that Client or Prospective Client with Restricted Products or Services; and/or

(ii)	supply Restricted Products or Services to any Client or any Prospective Client;

(d)	for 6 months:

(i)	solicit or try to solicit any Key Person; and/or

(ii)	employ or enter into partnership or association with or retain the services of any Key Person or offer to do so;

(e)
for 6 months solicit or try to solicit or place orders for the supply of products or services from any Supplier if a reasonably likely consequence is that the Supplier will cease supplying , materially reduce its supply or vary detrimentally the terms on which it supplies products or services to us or any Relevant Group Company.

23.4
Any period of restriction set out above will be reduced by one day for every day during the notice period which we required you both to remain away from our premises and not to carry out your normal duties.

23.5	You undertake that:

(a)
if you receive an offer of employment or engagement with a Person other than us or any Group Company, either during your employment or during the period for which the restrictions set out above remain in force, you will immediately provide that Person with a complete copy of this clause and the relevant definitions; and

(b)	if you accept the offer, you will immediately notify us of the identity of the Person and your acceptance of the offer.

23.6	You agree that we are entering into the above restrictions and all relevant definitions for our own benefit and as trustee for each Relevant Group Company.

24	This Agreement

24.1	This Agreement will be governed by the laws of England and Wales and the Courts of England and Wales will have non-exclusive jurisdiction to adjudicate any disputes arising under it.

24.2	By signing this Agreement , you confirm that you are not entering into employment with us in reliance upon any oral or written representations made to you by us or on our behalf.

24.3
We reserve the right to make changes to any of your terms of employment at any time having regard to the changing needs and circumstances of the business. We will normally give you one month's written notice of any change.

24.4	This Agreement contains the whole agreement between you and us in connection with your employment.

24.5	There are no collective agreements that affect the terms and conditions of your employment.

24.6
Where there is a reference in this Agreement to the making of a payment or provision of a benefit, that payment or benefit shall be subject to such deductions for tax and national insurance contributions as may be required.

25	Definitions

25.1	In this Agreement:

"Board" means the board of directors of the Employer from time to time or any committee duly authorised by it;

"CEO" means the CEO of Rocket Fuel Inc

"Confidential Information" means any confidential information, including but not limited to:

(a)
information relating to the business methods, corporate plans, management systems, finances, new business opportunities , research and development projects, marketing or sales of any past, present or future product or service;

(b)
secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Employer and/or any Group Company;

(c)	lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

(d)	any information in respect of which the Employer and/or any Group Company owes an obligation of confidentiality to any third party.
"Group Company" means any holding company or subsidiary of the Employer from time to time and any other subsidiary of any holding company of the Employer from time to time, where "holding company" and "subsidiary" have the meanings given in section 1159 of the Companies Act 2006;
"Invention" means any invention, improvement, modification, device, concept, process, formula, model or prototype which is created, devised, developed, discovered or worked on by you (whether alone or jointly) during the period of your employment by us which is:

(e)	capable of exploitation by us in the normal course of our business; or

(f)	so created, devised, developed, discovered or worked on by you during the course of or in connection with your employment by us;
"Intellectual Property Rights" means:

(g)
patents, petty patents, short term patents, utility models, registered designs, trade or service marks, present and future copyright, performance rights, unregistered design rights, database rights, rights in any compilation of data, rights in any trade, brand or business names, rights in any trading style or get-up, rights in goodwill or any and all other analogous rights subsisting anywhere in the world whether registered or unregistered; and

(h)	any application for or any right to apply for registration of any such right; and

(i)	any revival, extension, renewal or reversion of any such right; and

(j)	the benefit (subject to the burden) of any agreement, arrangement or licence in connection with any such right;
"Schemes" means such schemes as the Employer may operate from time to time and which are referred to in clause 8.1.
"Work" means any material, data, document or object (whether in electronic or physical form), idea, information, name, trading style or get up, business method, trade secret, know-how, technique or goodwill which is created, devised, developed, delivered, discovered or worked on by you (whether alone or jointly) during the period of your employment by us which is:

(k)	capable of exploitation by us in the normal course of our business; or

(I)	so created, devised, developed, discovered, delivered or worked on by you during the course of or in connection with your employment by us.

25.2	References to "we", "us" and "our" shall be to the Employer.

SIGNED on behalf of the Employer	/s/ Tracy Nobin

DATED	10/5/2016

I have read, understood, agree and accept the terms and conditions of employment set out in this Agreement.

SIGNED by you	/s/ David Gosen

DATED	10th May 2016

SIGNED AND DELIVERED AS A DEED

by you	/s/ David Gosen

DATED	10th May 2016

In the presence of

Witness signature	/s/ Robin Spencer
Robin Spencer
Witness name & address	[address]